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                                                                    Exhibit 23.2

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-37742) and related Prospectus of COR Therapeutics, Inc. for the registration of $300 million of 5% convertible subordinated notes due March 1, 2007, and 4,440,840 shares of its common stock issuable upon conversion of the notes, and to the incorporation by reference therein of our report dated January 20, 2000, with respect to the financial statements of COR Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1999, filed with the Securities and Exchange Commission.

                                                           /s/ ERNST & YOUNG LLP

Palo Alto, California
July 24, 2000